Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 14, 2012 relating to the consolidated financial statements and the consolidated financial statement schedule of Caesars Entertainment Corporation and the effectiveness of Caesars Entertainment Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Caesars Entertainment Corporation for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

March 14, 2012